EXHIBIT A

Fund	Series	Reapproval Date	Reapproval Day
BNY Mellon ETF Trust II	BNY Mellon Dynamic Value ETF	May 31, 2026	May 31st
	BNY Mellon Concentrated Growth ETF	May 31, 2026	May 31st
	BNY Mellon Enhanced Dividend and Income ETF	June 30, 2026	June 30th

As of May 20, 2025

A-1